EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of February 1, 2016 (the “Effective Date”), is entered into by and among ForU Holdings, Inc., a Nevada Corporation and ForU International, Inc., a Nevada Corporation (“ForU H” and “ForU I” respectively and together  the "Company"), and Diego Roca (the "Executive").

W  I  T  N  E  S  S  E  T  H:

WHEREAS, ForU I is a wholly owned subsidiary of ForU H, each of which is in the business of marketing, selling and distributing customized nutritional supplements and similar products; and

WHEREAS, the Executive has represented that he has the experience, background and expertise necessary to enable him to be the Chief Financial Officer of the Company; and

WHEREAS, based on such representation, and the Company’s reasonable due diligence, the Company wishes to employ Executive as its Chief Financial Officer, and Executive wishes to be so employed, in each case, upon the terms hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.

Employment.

1.1

Agreement to Employ. Effective as of the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby agrees to serve, subject to the provisions of this Agreement, as the Chief Financial Officer of the Company.

1.2

Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company, in accordance with the terms and conditions set forth herein, commencing as of the Effective Date until December 31, 2019 (the “ Term”); subject, however, to earlier termination as expressly provided herein..

2.

Position and Responsibilities.  During the term of this Agreement, the Executive shall serve as the Chief Financial Officer of the Company.  The Executive shall have the duties and functions that are generally associated with the position of Chief Financial Officer and will be responsible for such other duties as may from time to time be reasonably assigned to him by the ForU H or ForU I Chief Executive Officer and Board of Directors (the “Board”).  The Executive’s duties shall be as assigned from time-to-time by the Board, but shall include, but not be limited to, the following:  diligently perform to the best of the Executive’s ability all of the duties required in the day-to-day management and internal control and compliance of the Company as its Chief Financial Officer, prepare financial statements of the Company, review

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and complete financial reports and filings as required by the Securities and Exchange Commissions (the “SEC”), federal and state regulations, tax authorities and any other regulatory authorities, provide a report of the Company’s financial operations, and communicate with the Company’s shareholders and investors, all of which shall be under the direction and supervision of the Executive Chairman, the Chief Executive Officer and the Board, and to perform any other matter as enumerated in the Company’s By-laws.

3.

Performance of Duties.  During the term of this Agreement, the Executive shall devote substantially all of his working time to the performance of his responsibilities and duties hereunder and shall comply with the policies of the Company with respect to conflict of interest and business ethics from time to time in effect. For the term of this Agreement, the Executive shall not, without the prior advance notice to the Board, render services, whether or not compensated, to any other person or entity as an Executive, independent contractor or otherwise; provided, however, nothing contained herein shall restrict the Executive from: (i) rendering services to charitable organizations and from managing his personal investments and companies existing as of the date of this Agreement in such manner as shall not interfere with the performance by the Executive of his duties hereunder; (ii) serving as an Executive Officer or as a director on the board of directors of any other entity so long as such entity is not in a business which is competitive with that of the Company, or (iii) providing services to other entities or people so long as the Executive provides advance notice to the Board with respect to such service.  The Executive currently holds offices, executive titles and serves on the Board of Directors of the entities as provided in Exhibit A.  Executive shall continue to hold office and titles and serve on the Board of Directors for the entities.  Executive represents that (i) any duties or functions carried out by the Executive for these entities shall not interfere with the Executive’s duties of the Company; and (ii) none of the entities that the Executive currently holds office or provides services to is in direct competition with the Company or any of its subsidiaries..

4.

Compensation.  As remuneration for all services to be rendered by the Executive during the Term of this Agreement, and as consideration for complying with the covenants herein, the Company shall pay and provide to the Executive the following:

4.1

Base Salary. Executive shall receive a base salary (the “Base Salary”) as set forth below, and be included in the payroll of ForU I:

 (a) From February 1, 2016 to December 31, 2016, Executive shall receive $150,000 per annum payable in monthly installments of $12,500 per installment, no later than the 15th calendar day of each month;

(c) From January 1, 2017 to December 31, 2017, Executive shall receive $175,000 per annum payable in monthly installments of $14,584 per installment, no later than the 15th calendar day of each month;

(d) From January 1, 2018 to December 31, 2018, Executive shall receive $225,000 per annum payable in monthly installments of $18,750 per installment, no later than the 15th calendar day of each month; and

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(e) From January 1, 2019 to December 31, 2019, Executive shall receive $250,000 per annum payable in monthly installments of $20,834 per installment, no later than the 15th calendar day of each month.

The Board will review the Executive’s Base Salary at least once per year and may, in its discretion, increase (but not decrease) the Base Salary in accordance with the Company’s compensation policies.

4.2

Annual Bonus.  In addition to his Base Salary, the Executive shall be eligible to receive an annual cash bonus (the "Bonus") in respect of each fiscal year during the term of this Agreement on the basis of a formula or criteria calculated based on performance of Company and its financial operations, which is attached as Exhibit B.  The Bonus shall be payable to the Executive in cash as promptly as practical after the completion by the Company of an audit of its financial statements for the fiscal year to which such bonus relates.  The Bonus amount shall be recommended by the Company’s CEO (after considering the Executive’s performance, the performance of the Company and any other factors considered significant or relevant to the decision) and it shall be subject to approval by the Board.

4.3

Compensation Plans.  The Executive shall be eligible to participate in such profit-sharing, 401K, stock option, bonus and performance award programs as are made available generally to executive officers of the Company, such participation to be on a basis which is commensurate with the Executive's position with the Company.

4.4

Health Care and Other Benefits.  The Executive shall receive full family plan coverage under any health and dental insurance plans established for the Company as of the Effective Date, but in no circumstances later than April 1, 2016.  In addition to the foregoing, the Executive shall also be entitled to participate in all other benefit programs that the Company establishes and makes available to its executives to the extent the Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate, and shall be entitled to receive such perquisites as are made available generally to executive officers of the Company.

 4.5   Options.  On the Effective Date, the Executive shall be granted options (the “Options”) to purchase 150,000 shares of common stock of the Company, par value $.001 per share (“Common Stock”) at an exercise price of $.88, exercisable on or before January 31, 2021,   pursuant to the vesting schedule as determined by the Board of Directors. The Options shall have a cashless exercise feature, where in lieu of exercising the Options by payment of cash, the Executive may exercise the Options by a cashless exercise with a properly endorsed notice of exercise.

            4.6    Grant of Shares. Without limiting the foregoing, the Executive shall be granted by the Company a number of shares of ForU H Common Stock (“Incentive Shares”) as compensation for his service as its Chief Financial Officer hereunder, pursuant to the schedules as follows:

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(a)

On or before March 1, 2016, the Company shall issue 150,000 shares of Common Stock to the Executive;

(b)

On or before January 1, 2017, the Company shall issue 150,000 shares of Common Stock to the Executive;

(c)

On or before January 1, 2018, the Company shall issue 200,000 shares of Common Stock to the Executive.

Executive shall be entitled to receive the Shares on an earlier date at the sole discretion of the Board.

4.7   Vacations. The Executive shall be entitled to four (4) weeks per year of paid vacation. The Executive shall take his vacation at such time or times as the Executive and the Company shall determine is mutually convenient. Any vacation not taken in one (1) year shall not accrue, provided that if vacation is not taken due to the Company’s business necessities, up to three (3) weeks’ vacation may carry over to the subsequent year.

5.

Expenses/Stipend Allowance.  The Company shall reimburse the Executive for reasonable, ordinary and necessary documented expenses such as travel, office lease, automobile, stationary, and other out-of-pocket expenses that the Executive incurs on behalf of the Company in the course of his employment hereunder in accordance with the Company’s normal policies and provisions regarding such reimbursements.  Any single expense or series of expenses in any month aggregating more than $1,000 shall require written approval.

6.

Employment Terminations.

6.1

Termination Due to Death.  In the event the Executive's employment is terminated while this Agreement is in force by reason of death, the Executive's benefits shall be determined in accordance with the Company's retirement, survivor's benefits, insurance, and other applicable programs of the Company then in effect.  Upon the effective date of such termination, the Company's obligation under this Agreement to pay and provide to the Executive the elements of unvested pay described in Sections 4.1, 4.2, 4.3, 4.4, 4.5 and 4.6 shall immediately expire, except to the extent that the benefits described in Section 4.4 continue thereafter under the terms of the benefit plans and programs which apply generally to the Company's executives and except that the Executive shall receive all other rights and benefits that he is vested in pursuant to Section 4.4 and 4.6 and other plans and programs of the Company and the Board may award.  In addition, the Company shall pay to the Executive's beneficiaries, estate, or trust, as applicable, a pro rata share of any vested Based Salary or Bonus to which the Executive would have been entitled for the fiscal year in which employment termination occurs, based on the results of the Company for such fiscal year.  This pro rata Bonus amount shall be determined by multiplying the Bonus which otherwise would apply for such full fiscal year by a fraction, the numerator of which is the number of days in such fiscal year prior to the date of employment termination and the denominator of which is the total number of days in such fiscal year.

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6.2

Termination Due to Disability.  In the event that the Executive becomes Disabled (as defined below) during the term of this Agreement and is, therefore, unable to perform his duties herein for more than one hundred eighty (180) total calendar days during any period of twelve (12) consecutive months, or in the event of the Board's reasonable expectation that the Executive's Disability will exist for more than a period of one hundred eighty (180) calendar days, the Company shall have the right to terminate the Executive's active employment as provided in this Agreement.  However, the Board shall deliver written notice to the Executive of the Company's intent to terminate for Disability at least thirty (30) calendar days prior to the effective date of such termination.  A termination for Disability shall become effective upon the end of the thirty (30) day notice period. Upon such effective date, the Company's obligation to pay and provide to the Executive the elements of pay described in Sections 4.1, 4.2, 4.3, 4.4, 4.5, and 4.6 shall immediately expire, except to the extent that the benefits described in Section 4.4 continue after Disability under the terms of the benefit plans and programs which apply generally to the Company's executives and except that the Executive shall receive all rights and benefits that he is vested in pursuant to Section 4.5 and 4.6 and other plans and programs of the Company and the Board may award. In addition, the Company shall pay to the Executive a pro rata share of his Bonus for the fiscal year in which employment termination occurs, based on the results for such fiscal year, determined as provided in Section 6.1, and may award him equity under the Company’s other equity incentive plan.

The term "Disability" shall mean, for all purposes of this Agreement, the incapacity of the Executive, due to injury, illness, disease, or bodily or mental infirmity, to engage in the performance of substantially all of the usual duties of employment with the Company as contemplated by Section 2 herein, such Disability to be determined by the Board of Directors of the Company upon receipt and in reliance on competent medical advice from one (1) or more individuals, selected by the Board, who are qualified to give such professional medical advice.

It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) calendar days or less in the aggregate during any period of twelve (12) consecutive months, in the absence of any reasonable expectation that his Disability will exist for more than such a period of time, shall not constitute a failure by his to perform his duties hereunder and shall not be deemed a breach or default and the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.

6.3

Voluntary Termination by the Executive.  The Executive may terminate this Agreement at any time by giving the Board written notice of intent to terminate, delivered at least ninety (90) days prior to the effective date of such termination.

Upon the expiration of the ninety (90) day notice period, the termination by the Executive shall become effective.  The Company shall pay the Executive his Base Salary, at the rate then in effect as provided in Section 4.1 herein, through the effective date of termination (the “Date of Termination”), plus all other benefits to which the Executive has a vested right to at that time (for this purpose, the Executive shall not be paid any Bonus with respect to the fiscal year in

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which voluntary termination under this Section 6.3 occurs).  The Company and the Executive shall have no further obligations under this Agreement after the effective date of such termination, except as set forth in Sections 8 or 9 hereof.

6.4

Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. If The Company terminates Executive’s employment hereunder for Cause, Executive shall be entitled only to (a) Executive’s accrued and unpaid Base Salary and vacation through the Date of Termination; and (b) all other compensation and benefits that were vested through the Date of Termination, including, but not limited to, any vested and unpaid or granted and unpaid annual bonus and equity award(s) through the Date of Termination.

         For purposes of this Agreement, the term “Cause” shall mean:

(i)

Executive’s failure to perform his duties and responsibilities as set forth in Section 3 of this Agreement or as designated by the Board;

(ii)

Executive’s participation in any activity that is competitive with or injurious to the Company;

(iii)

Executive’s commission of any fraud against the Company, or unauthorized use or appropriation of any funds or properties of the Company for Executive’s personal gain;

(iv)

Executive’s conviction of a felony offense involving moral turpitude; or

(v)

Executive’s misappropriation of trade secrets or proprietary information of the Company, the Company customers, suppliers or other third parties, who have provided confidential or proprietary information to the Company pursuant to an effective confidentiality agreement with the Company;

(vi)

Executive’s violation of any material provision of a Company employee handbook.

            6.5

 Termination Without Cause.

The Company may terminate the Executive’s employment hereunder without Cause, which shall include The Company’s delivery of a written notice of termination to Executive delivered at least ninety (90) days prior to the effective date of such termination. If The Company terminates the Executive’s employment hereunder without Cause, other than due to death or Disability, the Executive shall be entitled to only the following:

6.5.1

Executive’s accrued and unpaid Base Salary through the Date of Termination; and

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6.5.2

all other compensation and benefits that were granted through the Date of Termination, including but not limited to, any granted and unpaid annual bonus and equity award(s) through the Date of Termination. All such granted equity awards(s) that have not vested shall immediately vest upon the Date of Termination; and

6.5.3

Company shall continue or cause to be continued at the expense of Company the Executive’s health and medical insurance benefits in effect immediately prior to the Date of Termination until the earlier of: (a) one (1) year from the Date of Termination, (b) the date Executive reaches normal retirement age, (c) the date on which Executive becomes eligible for coverage under another employer’s plan, or (d) Executive’s cancellation of such coverage in writing; and

6.5.4

Executive shall be entitled to Severance Payments as set forth below:

6.5.4.1

In the event that during the Term, Company terminates Executive’s employment hereunder without Cause, Executive shall be entitled to the severance payments (the “Severance Payments”) in the amount equal to the Base Salary that he would have received for a period of one year immediately after the Date of Termination;

6.5.4.2

In the event that during the Term, Executive terminates the employment for Good Reason, as defined below in Section 6.6, Executive shall be entitled to the severance payments (the “Severance Payments”) in the amount equal to the Base Salary that he would have received for the remaining term of the Agreement after the Date of Termination;

6.5.4.3

All Severance Payments set forth in this Section 6.5.4 are subject to the following conditions: (a) Executive shall perform such reasonable duties as may be requested by Company during the period the Severance Payments set forth in this Section 6.5.4 are made; (b) Executive shall refrain from disparaging Company, Company and any of their directors, officers, employees or affiliates and Company shall refrain from denigrating Executive; and (c) Executive cooperates with Company in all reasonable requests to transition Executive’s replacement.  Subject to Executive’s compliance with the foregoing, all Severance Payments set forth in this Section 6.5.4 shall be made on regularly scheduled payroll dates and in accordance with Company’s standard payroll practices.

6.6

Termination for Good Reason.  At any time during the term of this Agreement, the Executive may terminate this Agreement for Good Reason (as defined below) by giving the Board of Directors of the Company thirty (30) calendar days written notice of intent to terminate, which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.  Upon the expiration of the thirty (30) day notice period, the Good Reason termination shall become effective. A termination for Good Reason shall have the same effect as a termination by the Company without Cause.

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“Good Reason” shall mean, without the Executive's express written consent, the occurrence of any one or more of the following:

(a)

the assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities and status (including offices, titles, and reporting requirements) as an executive of the Company, or a reduction or alteration in the nature or status of the Executive's authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year, other than an insubstantial and inadvertent act that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b)

a reduction by the Company in the Executive's Base Salary as in effect on the Effective Date, as provided in Section 4.1 herein; or

(c)

the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Section 7 herein.

The Executive's right to terminate employment for Good Reason shall not be affected by the Executive's incapacity due to physical or mental illness.  The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

      7.     Change of Control. Upon a Change of Control (as hereinafter defined), the Executive shall receive all monies and compensation due for the Term of this Agreement. This Agreement will be enforceable but the duties and responsibilities may change for the Executive subject to mutual agreement between the Executive and the new ownership or the executive may exercise his termination clause and be entitled to all compensation as stated above. The Executive (or his estate) shall receive a lump sum of all amounts provided by this Agreement herein, including the Incentive Shares pursuant to Section 4.6 of this Agreement within ten (10) days from the date of  termination.

For purposes of this Agreement “Change of Control” means the occurrence of any of the following events:

(a) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power of the Company’s then outstanding voting securities or 50% or more of the fair market value of the Company;

Or

(b) The Company has sold all or substantially all of its assets to another person or entity that is not a majority-owned subsidiary of the Company.

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Notwithstanding the preceding, the above-listed events must satisfy the requirements of Treasury Regulation Section 1.409A-3(i)(5) in order to be deemed a Change of Control.

8. Section 409A.

(a) Notwithstanding anything to the contrary contained in this Agreement, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified Executive” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20% additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death (the “Six Month Delay Rule”).

(b) For purposes of this Section 8, amounts payable under the Agreement should not be considered a deferral of compensation subject to Section 409A to the extent provided in Treasury Regulation Section 1.409A-1(b)(4) (i.e., short-term deferrals), Treasury Regulation Section 1.409A-1(b)(9) (i.e., separation pay plans, including the exception under subparagraph (iii)), and other applicable provisions of Treasury Regulations Sections 1.409A-1 through A-6.

(c) To the extent that the Six Month Delay Rule applies to payments otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of the Six Month Delay Rule, and the balance of the installments shall be payable in accordance with their original schedule.

(d) To the extent that the Six Month Delay Rule applies to the provision of benefits (including, but not limited to, life insurance and medical insurance), such benefit coverage shall nonetheless be provided to the Executive during the first six months following his separation from service (the “Six Month Period”), provided that, during such Six-Month Period, the Executive pays to the Company, on a monthly basis in advance, an amount equal to the Monthly Cost (as defined below) of such benefit coverage. The Company shall reimburse the Executive for any such payments made by the Executive in a lump sum not later than 30 days following the sixth month anniversary of the Executive’s separation from service. For purposes of this subparagraph, “Monthly Cost” means the minimum dollar amount which, if paid by the Executive on a monthly basis in advance, results in the Executive not being required to recognize any federal income tax on receipt of the benefit coverage during the Six Month Period.

(e) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this

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Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(f) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9.

Non-Competition; Non-Disclosure; Non-Solicitation; Inventions.

9.1

Trade Secrets.

Executive acknowledges that his employment position with Company is one of trust and confidence. Executive further understands and acknowledges that, during the course of Executive's employment with Company, Executive will be entrusted with access to certain confidential information, specialized knowledge and trade secrets which belong to Company, or its subsidiaries, including, but not limited to, their methods of operation and developing customer base, its manner of cultivating customer relations, its practices and preferences, current and future market strategies, formulas, patterns, patents, devices, secret inventions, processes, compilations of information, records, and customer lists, all of which are regularly used in the operation of their business and which Executive acknowledges have been acquired, learned and developed by them only through the expenditure of substantial sums of money, time and effort, which are not readily ascertainable, and which are discoverable only with substantial effort, and which thus are the confidential and the exclusive property of Company and its subsidiaries (hereinafter “Trade Secrets”). Executive covenants and agrees to use his best efforts and utmost diligence to protect those Trade Secrets from disclosure to third parties.  Executive further acknowledges that, absent the protections afforded Company and its subsidiaries in this Section 9, Executive would not be entrusted with any of such Trade Secrets. Accordingly, Executive agrees and covenants (which agreement and covenant shall survive the termination of this Agreement regardless of the reason) as follows:

9.1.1

Executive will at no time take any action or make any statement that will disparage or discredit Company, any of its subsidiaries or their products or services;

9.1.2

During the Term and for twelve (12) months immediately following the termination of such employment, Executive will not disclose or reveal to any person, firm or corporation other than in connection with the business of Company and its subsidiaries or as may be required by law, any Trade Secret used or useable by Company or any of its subsidiaries, divisions or affiliates (collectively, the “Companies”) in connection with their respective businesses, known to Executive as a result of his employment by Company, or other relationship with the Company, and which is not otherwise publicly available. Executive further agrees that during the Term of this Agreement and at all times thereafter, he will keep confidential and not disclose or reveal to any person, firm or corporation other than in connection with the business of the Companies or as may be required by applicable law, any information received by him during the course of his employment with regard to the financial, business, or other affairs of the

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Company, their respective officers, directors, customers or suppliers which is not publicly available;

9.1.3

Upon the termination of Executive's employment with Company, Executive will return to Company all documents, customer lists, customer information, product samples, presentation materials, drawing specifications, equipment and other materials relating to the business of any of the Companies, which Executive hereby acknowledges are the sole and exclusive property of the Companies or any one of them. Nothing in this Agreement shall prohibit Executive from retaining, at all times any document relating to his personal entitlements and obligations, his rolodex, his personal correspondence files; and any additional personal property;

9.1.4

During the Term of the Agreement and, for a period of thirty (30) days immediately following the termination of the Executive's employment with Company, Executive will not: compete, or participate as a shareholder, director, officer, partner (limited or general), trustee, holder of a beneficial interest, employee, agent of or representative in any business competing directly with the Company without the prior written consent of Company, which may be withheld in Company’s sole discretion; provided, however, that nothing contained herein shall be construed to limit or prevent the purchase or beneficial ownership by Executive of less than five percent of any security registered under Section 12 or 15 of the Securities Exchange Act of 1934;

9.2

Non-Solicitation. During the Term of the Agreement and, for a period of thirty (30) days immediately following the termination of the Executive's employment with Company, Executive will not:

9.2.1

solicit or accept competing business from any customer of any of the Companies or any person or entity known by Executive to be or have been, during the preceding twelve (12) months, a customer or prospective customer of any of the Companies without the prior written consent of Company;

9.2.2

encourage, request or advise any such customer or prospective customer of any of the Companies to withdraw or cancel any of their business from or with any of the Companies.

9.2.3

 Executive will not during the period of his employment with the Company and, subject to the provisions hereof for a period of thirty (30) days immediately following the termination of Executive's employment with Company:

9.2.3.1

conspire with any person employed by any of the Companies with respect to any of the matters covered by this Section 9;

9.2.3.2

encourage, induce or solicit any person employed by any of the Companies to facilitate Executive's violation of the covenants contained in this Section 9;

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9.2.3.3

assist any entity to solicit the employment of any Executive of any of the Companies; or

9.2.3.4

employ or hire any employee of any of the Companies, or solicit or induce any such person to join the Executive as a partner, investor or otherwise encourage or induce them to terminate their employment with any of the Companies.

9.3

Executive expressly acknowledges that all of the provisions of this Section 9 of this Agreement have been bargained for and Executive's agreement hereto is an integral part of the consideration to be rendered by the Executive which justifies the rate and extent of the compensation provided for hereunder.

9.4

Executive acknowledges and agrees that a violation of any one of the covenants contained in this Section 9 shall cause irreparable injury to Company, that the remedy at law for such a violation would be inadequate and that Company shall thus be entitled to temporary injunctive relief to enforce that covenant until such time that a court of competent jurisdiction either (i) grants or denies permanent injunctive relief or (ii) awards other equitable remedy(s) as it sees fit.

9.5

Inventions and Patents. Company shall be entitled to the sole benefit and exclusive ownership of any inventions or improvements in drugs, products, processes, or other things that may be made or discovered by Executive while he is in the service of the Company and all patents for the same. During the Term, Executive shall do all acts necessary or required by Company to give effect to this section and, following the Term, Executive shall do all acts reasonably necessary or required by Company to give effect to this section.  In all cases, Company shall pay all costs and fees associated with such acts by Executive.

10.

Miscellaneous.

10.1

Indemnification.  The Company and each of its subsidiaries shall, to the maximum extent provided under applicable law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other legally permissible amounts (“Losses”), incurred in connection with any proceeding arising out of, or related to, Executive’s employment by the Company, other than any such Losses incurred as a result of Executive’s negligence or willful misconduct.  The Company shall, or shall cause a subsidiary thereof to, advance to Executive any expenses, including attorney’s fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by applicable law.  Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company or applicable subsidiary in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) written request for payment; (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so advanced if it shall ultimately be determined pursuant to any non-appealable judgment or settlement that Executive is not entitled to be indemnified by the Company or any subsidiary thereof. The Company will

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provide Executive with coverage under all director’s and officer’s liability insurance policies which is has in effect during the Term, with no deductible to Executive.

10.2

Applicable Law.

Except as may be otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

10.3

Amendments.

This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

10.4

Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Diego Roca

1 Marion Court

Old Bridge, NJ 08857

Tel: (732)536-1600

If to the Company:

ForU Holdings, Inc./ForU International, Inc.

Address:

With a copy to (which shall not constitute notice):

Ofsink, LLC

230 Park Ave, Suite 851

New York, NY 10169

Attn: Darren Ofsink

Tel: 646-627-7326

10.5

Withholding.

The Company may withhold from any amounts payable under the Agreement, such federal, state and local income, unemployment, social security and similar employment related taxes and similar employment related withholdings as shall be required to be withheld pursuant to any applicable law or regulation.

10.6

Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and any such provision which is not valid or enforceable in whole shall be enforced to the maximum extent permitted by law.

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10.7

Captions. The captions of this Agreement are not part of the provisions and shall have no force or effect.

10.8

Entire Agreement.

This Agreement contains the entire agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

10.9

Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement or the Executive’s employment hereunder to the extent necessary to the intended preservation of such rights and obligations.

10.10

Waiver.  Either Party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

10.11

Joint Efforts/Counterparts.

Preparation of this Agreement shall be deemed to be the joint effort of the parties hereto and shall not be construed more severely against any party.  This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

FORU HOLDINGS, INC.:

By: /s/ Steve Grubner_______________ Name: Steve Grubner Title: President

FORU INTERNATIONAL, INC.

By: /s/ Steve Grubner_______________ Name: Steve Grubner Title: President

EXECUTIVE:
/s/ Diego Roca_______________________
Diego Roca

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